Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

WageWorks, Inc.

San Mateo, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated May 29, 2019, relating to the consolidated financial statements and the effectiveness of WageWorks, Inc.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018.

/s/ BDO USA, LLP
San Jose, California
June 27, 2019